EXHIBIT 99.1
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                         SIMTEK MID-THIRD QUARTER UPDATE

              Raises Q306 Revenue Guidance to $7.5 to $8.0 Million

       Issues Guidance for Fourth Quarter Revenue of $9.0 to $9.3 Million

                    Guides First Six Months of 2007 Top Line
                        To be Between $20 and $24 Million


COLORADO SPRINGS, Colorado- September 5, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM), the world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits announced today that it has revised upward it's product revenue guidance for the third quarter to be in the range of $7.5 million to $8.0 million, up from the previous guidance of $7.2 million to $7.5 million.

The Company is experiencing stronger than anticipated design wins and new orders that are expected to be in the range of $10.5 million to $11.5 million for the third quarter. Backlog entering the fourth quarter and scheduled for delivery in the fourth quarter, is expected to be in excess of $7 million, the largest in the Company's history. The recent production programs the company has signed with Sun Microsystems and other Tier 1 storage companies are showing strength in the storage market and are driving higher volume growth of Simtek's 1 megabit device. The Company expects these programs to ramp into higher-volume production beginning in the fourth quarter of 2006.

Simtek currently expects product revenue for the fourth quarter of 2006 to be in the range of $9.0 million to $9.3 million. Total revenue for 2006 is expected to be in the range of $28 million to $30 million. Projected product revenue for the first six months of 2007 is anticipated to be between $20 million and $24 million which, if achieved, will show growth in excess of 80% over the comparable period of 2006, which was $11.2M.

Harold A. Blomquist, President and CEO stated, "We are very pleased with the progress we have made with the continued turnaround of the Company. While we are pleased with the solid results and significant progress we have achieved, we remain focused on continuing this momentum and believe we have put in place a strong team and the right infrastructure to enable the company to sustain long-term growth and operating profitability."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.


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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com